Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-162310, 333-162009, 333-140105, 333-142013 and 333-168188) on Form S-3 and Registration Statement (Nos. 333-64495, 333-33481, 333-149882 and 333-125863) on Form S-8 of Altair Nanotechnologies Inc. of our report dated February 25, 2011, relating to our audit of the consolidated financial statements as of December 31, 2010 and for each of the two years in the period ended December 31, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Altair Nanotechnologies Inc.'s ability to continue as a going concern), which appears in this Annual Report on Form 10-K of Altair Nanotechnologies Inc. for the year ended December 31, 2011.

/s/ Perry-Smith, LLP

Sacramento, California
March 30, 2012